     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1998


                                                      REGISTRATION NO. 333-47133

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                            MANUGISTICS GROUP, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                          DELAWARE                                                  52-1469385
                (STATE OR OTHER JURISDICTION                                     (I.R.S. EMPLOYER
             OF INCORPORATION OR ORGANIZATION)                                 IDENTIFICATION NO.)

                           2115 EAST JEFFERSON STREET
                           ROCKVILLE, MARYLAND 20852
                                 (301) 984-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------
                               WILLIAM M. GIBSON
          PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                            MANUGISTICS GROUP, INC.
                           2115 EAST JEFFERSON STREET
                           ROCKVILLE, MARYLAND 20852
                                 (301) 984-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------
                                    Copy to:
                          JOSEPH H. JACOVINI, ESQUIRE
                            MERRITT A. COLE, ESQUIRE
                              DILWORTH PAXSON LLP
                            3200 MELLON BANK CENTER
                               1735 MARKET STREET
                     PHILADELPHIA, PENNSYLVANIA 19103-7595
                                 (215) 575-7000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED MARCH 31, 1998


                                1,550,000 SHARES

                            [MANUGISTICS GROUP LOGO]

                                  COMMON STOCK

                               ------------------


     This Prospectus relates to 1,550,000 shares of Common Stock, $.002 par value per share (the "Common Stock" or the "Shares"), of Manugistics Group, Inc., a Delaware corporation ("Manugistics" or the "Company") offered for the account of certain stockholders of the Company (the "Selling Stockholders"). The Shares offered by the Selling Stockholders were acquired by them from a subsidiary of the Company on February 13, 1998, in exchange for the then outstanding capital stock of ProMIRA Software Incorporated, a Nova Scotia limited company ("ProMIRA"), and the cancellation of options to purchase capital stock of ProMIRA. (See "Selling Stockholders.") The Selling Stockholders may from time to time sell all or a portion of the Shares which may be offered by them under this Prospectus in ordinary brokerage transactions in the over-the-counter market, at prices and terms prevailing at the time of sale. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may pay customary brokerage fees, commissions and expenses. The Company will pay all other expenses of the offering. The Selling Stockholders and the brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such brokers may be deemed underwriting commissions under the Securities Act. (See "Plan of Distribution.")


     The Company will not receive any proceeds from the sale of Shares offered by the Selling Stockholders hereby.


     The Common Stock is listed on The Nasdaq Stock Market ("Nasdaq") under the symbol "MANU." On March 27, 1998, the last reported sale price for the Common Stock on Nasdaq was $53.1875 per share.


                               ------------------

     SEE "RISK FACTORS" COMMENCING ON PAGE 6 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

          THE DATE OF THIS PROSPECTUS IS                       , 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006, on which the Company's Common Stock is listed. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, located at http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933 as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which are available from the Public Reference Section of the Commission at prescribed rates as described above. Statements contained herein concerning the provisions of documents filed with, or incorporated by reference in, the Registration Statement as exhibits are necessarily summaries of such provisions and documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents, filed with the Commission by the Company, are incorporated in this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1997 ("1997 Form 10-K"); (ii) the Company's Quarterly Report on Form 10-Q for the three months ended May 31, 1997; (iii) the Company's Quarterly Report on Form 10-Q for the three months ended August 31, 1997; (iv) the Company's Quarterly Report on Form 10-Q for the three months ended November 30, 1997; (v) the Company's Current Report on Form 8-K dated May 12, 1997; (vi) the Company's Current Report on Form 8-K dated February 12, 1998; (vii) the Company's Current Report on Form 8-K dated February 13, 1998; (viii) the Company's Current Report on Form 8-K dated March 26, 1998; and (ix) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act.


    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on written or oral request, a copy of any and all of the documents incorporated in this Prospectus by reference, other than exhibits to such documents not specifically incorporated by reference therein. Requests for such copies should be directed to Manugistics Group, Inc., at its principal executive offices located at 2115 East Jefferson Street, Rockville, Maryland 20852, Attention:
Investor Relations (telephone: (301) 984-5000).

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements included elsewhere herein or incorporated by reference in this Prospectus.

                                  THE COMPANY

     Manugistics Group, Inc. develops, markets and supports software products for synchronized supply chain management(TM) and provides related services. Synchronized supply chain management refers to managing the complex interactions involved in the flows of products through a supply chain, and involves forecasting product demand and coordinating the timing of distribution, manufacturing, procurement and transportation activities to meet this demand, not only across an entire enterprise, but also among an enterprise and its suppliers and customers. The Company believes it is the only provider of an integrated suite of strategic, tactical and operational supply chain planning tools and products that address the four key operational areas of supply chain management: demand planning, supply planning, manufacturing scheduling and transportation management.

     Many companies have faced increased competition and more demanding customer service requirements in recent years. Customers have had the leverage to demand better service from suppliers, partially because bargaining power has shifted to retailers and consumers from manufacturers and distributors over the past decade. Also, many companies have contended with shorter product life cycles in recent years. Manufacturing companies in a number of industries have incurred substantial costs to build, acquire, maintain and operate plants and equipment. Given these costs and increased competition, many companies have sought ways to increase the returns from their significant investments in manufacturing assets.

     Supply chain management software enables companies to plan their supply and manufacturing activities to meet anticipated customer demand, while considering capacity and materials constraints and other factors. Supply chain management software complements Enterprise Resource Planning ("ERP") systems and provides companies with information not only about their own enterprise, but also about demand from customers and other information relating to suppliers and transportation providers. Companies in many different industries now recognize that effective supply chain management is a source of competitive advantage, and these companies are seeking software that can help them achieve these benefits.

     Manugistics' supply chain management software provides strategic, tactical and operational supply chain planning tools and includes the Supply Chain Navigator(TM), the Manugistics Integrator(R) and four major families: Demand Planning, Supply Planning, Manufacturing Scheduling and Transportation Management. The software operates in most major operating environments and supports database software from leading relational database software vendors. The United States list price for the Company's supply chain management software products ranges from $200,000 for a single product to several million dollars for the complete product suite. The Company has installed various combinations of its supply chain management software products at more than 1,000 locations worldwide. The Company's customers include E.I. du Pont de Nemours and Company, Frito-Lay, Inc., General Motors Service Parts Operations, Hewlett-Packard Company, Lever Brothers Company, Levi Strauss & Co., Wal-Mart Stores, Inc. and Warner Lambert Company.

     The Company also offers a wide range of product-related services, including business operations consulting, change management consulting, end-user and system administrator education and training, and customer support to help clients reengineer their operations to take maximum advantage of the Company's software and effective supply chain management. Customers may obtain support services and maintenance for an annual fee that is approximately 18% of the then-current license fee.

     The Company licenses its supply chain management solutions in North and South America through a direct sales organization and in various regions outside of the Americas primarily through subsidiaries. The Company has also begun using indirect sales channels, such as complementary software vendors, third-party alliances and distributorships.

     The Company's principal executive offices are located at 2115 East Jefferson Street, Rockville, Maryland 20852, and its telephone number is (301) 984-5000.

                                  THE OFFERING


Common Stock Offered by the Selling Stockholders....  1,550,000 shares
Common Stock Outstanding............................  25,663,244 shares(1)
Use of Proceeds.....................................  The Company will not receive any proceeds from the sale of Common Stock offered
                                                      hereby.
Nasdaq Symbol.......................................  MANU


---------------

(1) At the close of business on March 27, 1998.

                       CERTAIN FORWARD-LOOKING STATEMENTS

     This Prospectus (including the documents incorporated herein by reference) contains or may contain certain forward-looking statements and information that are based on beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, including, among other matters, continued growth in various market segments. These statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ from those of such forward-looking statements. These risks, uncertainties and assumptions relate to the Company's operations and results of operations, shifts in market demand, seasonal fluctuations in demand and sales (caused by, among other factors, customer budgeting and purchasing patterns and the Company's sales commission policies), the timing of product releases, economic conditions in foreign countries, competitive products and pricing and other risks and uncertainties including, in addition to any uncertainties specifically identified in the text surrounding such statements, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the Company's stockholders, customers, suppliers, business partners, competitors, and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should the underlying estimates or assumptions prove incorrect, actual results or outcomes may vary significantly from those anticipated, believed, estimated, expected, intended or planned. Any of these factors could have a material adverse effect on the Company's business, operating results, financial condition and cash flows.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

     Potential Fluctuations in Quarterly Results; Seasonality. The Company's quarterly operating results have varied in the past and might vary significantly in the future because of factors such as business conditions or the general economy, the timely availability and acceptance of the Company's products, technological change, the effect of competitive products and pricing, changes in the Company's strategy, the mix of direct and indirect sales, changes in operating expenses, personnel changes and foreign currency exchange rate fluctuations. In addition, the Company has experienced and might continue to experience from time to time very large, individual license sales which can cause significant variations in quarterly license revenues.

     The Company typically ships software products shortly after license agreements are signed and, therefore, does not maintain any material contract backlog. Furthermore, the Company has typically recognized a substantial portion of its revenues in the last month of a quarter. As a result, software products revenues in any quarter are substantially dependent on orders booked and shipped in that quarter, and the Company cannot predict software products revenues for any future quarter with any significant degree of certainty.

     The Company's software products revenues are also difficult to forecast because the market for business application software products is evolving rapidly, and the Company's sales cycles vary substantially from customer to customer. Because the licensing of the Company's products generally involves a significant capital expenditure by the customer, the Company's sales process is subject to the delays and lengthy approval processes that are typically involved in such expenditures. In addition, the Company expects that sales derived through indirect channels, the timing of which is harder to predict than for direct sales because there is less direct contact with the prospective customer, may increase as a percentage of total revenues. For these and other reasons, the sales cycle associated with the licensing of the Company's products varies substantially from customer to customer and typically lasts between four and six months, during which time the Company might devote significant time and resources to a prospective customer, including costs associated with multiple site visits, product demonstrations and feasibility studies, and might experience a number of significant delays, over which the Company has no control.

     The Company determines its expense levels based, at least in part, on its expectations as to future revenues. A substantial portion of the Company's revenues in any quarter are typically derived from a limited number of large contracts. Therefore, if revenues in a period are below expectations, operating results are likely to be adversely affected. Net income might be disproportionately affected by a reduction in revenues because a proportionately smaller amount of the Company's expenses varies directly with revenues. As a result of the foregoing factors, it is likely that in some quarters, the Company's operating results will be below the published expectations of financial research analysts. In that event, the price of the Common Stock would likely be materially adversely affected.

     The Company has generally realized lower revenues in its first fiscal quarter (ending in May) than in the immediately preceding quarter. The Company believes that these fluctuations are caused primarily by customer budgeting and purchasing patterns and by the Company's sales commission policies, which compensate personnel for meeting or exceeding annual and other performance quotas.

     Competition. The market for business applications software is highly competitive and subject to rapid change. Many application software vendors offer products that are directly competitive with some of the software products marketed by the Company. Some of the Company's current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than can the Company. In addition, certain ERP system vendors have announced plans to develop new products or to incorporate additional functionality into their current products that, if successfully developed and marketed, could compete with the products offered by the Company. Furthermore, current and potential competitors may make acquisitions of other competitors or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the supply chain management needs of the Company's prospective customers. Accordingly, it is possible that new competitors may emerge and rapidly acquire significant market share. If this were to occur, the business, operating results, financial condition and cash flows of the Company could be materially adversely affected.

     Dependence on New Products and Rapid Technological Change; Risk of Product Defects. The market for the Company's products is characterized by rapidly changing technologies, frequent new product introductions, rapid changes in customer requirements and evolving industry standards. The Company believes that its future financial performance will depend in large part on its ability to maintain and enhance its current product line, develop new products that achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. There can be no assurance, however, that the Company will be successful in developing and marketing new products or product enhancements that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that its new products and product enhancements will adequately meet the requirements of prospective customers and achieve market acceptance. If the Company is unable, for technological or other reasons, to successfully develop and introduce new products or product enhancements, the Company's business, operating results, financial condition and cash flows would be materially adversely affected.

     In addition, software products as complex as those offered by the Company might contain undetected errors or failures when first introduced or when new versions are released. There can be no assurance, despite testing by the Company and by current and prospective customers, that errors will not be found in new products or product enhancements after commercial release, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results, financial condition and cash flows.

     Year 2000 Compliance Issues. Many older computer systems and software products that are still in use today were programmed to accept only two digit entries in the date code field (i.e., "98" for "1998"). Systems and software containing two digit date code fields need to be modified or upgraded to distinguish 21st century dates (e.g., "2002") from 20th century dates (e.g., "1902"), in order to avoid the possibility of erroneous results or system failures.

     Many companies might need to modify or upgrade their information systems to address this "Year 2000" issue. The effects of this issue and of the efforts by companies to address it are unclear. The Company believes that the purchasing patterns of customers and prospective customers might be affected by Year 2000 issues. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures might result in reduced funds available to purchase software products such as those offered by the Company. Additionally, Year 2000 problems inherent in a customer's other software programs might significantly limit that customer's ability to realize the intended benefits to be derived from the Company's supply chain management software. These events could result in a material adverse effect on the Company's business, operating results, financial condition and cash flows.

     The Company utilizes other third party vendor equipment, telecommunication products, and software products which may or may not be Year 2000 compliant. Although the Company is currently taking steps to address the impact, if any, of the Year 2000 issue surrounding such third party products, failure of any critical technology components to operate properly may have an adverse impact on business operations or require the Company to incur unanticipated expenses to remedy any problems.

     Software products as complex as those offered by the Company might contain undetected errors or failures when first introduced or when new versions are released, including products intended to be Year

2000 compliant. There can be no assurance that the Company's software products contain or will contain all necessary date code changes or that errors will not be found in new products or product enhancements after commercial release, resulting in loss of or delay in market acceptance. In addition, the Company might experience difficulties that could delay or prevent the successful development and release of products that are Year 2000 compliant or that meet the Year 2000 requirements of customers. If the Company is unable to or is delayed in its efforts to make the necessary date code changes, there could be a material adverse effect upon the Company's business, operating results, financial condition and cash flows.

     Expansion of Indirect Channels. The Company is building and maintaining significant working relationships with complementary vendors, such as ERP system vendors and consulting firms, that the Company believes can play important roles in marketing the Company's products. The Company is currently investing, and intends to continue to invest, significant resources to develop these relationships, which could adversely affect the Company's operating margins. There can be no assurance that the Company will be able to attract organizations that will be able to market the Company's products effectively or that will be qualified to provide timely and cost-effective customer support and service. Furthermore, difficulties experienced by these complementary vendors in selling the Company's products and services may adversely affect the Company's results of operations. In addition, the Company's arrangements with these organizations are not exclusive and, in many cases, may be terminated by either party without cause, and many of these organizations are also involved with competing products. Certain ERP system vendors have announced plans to develop new products or to incorporate additional functionality into their current products that would compete with the Company's products. Therefore, there can be no assurance that any organization will continue its involvement with the Company and its products, and the loss of important organizations could materially adversely affect the Company's results of operations. In addition, if the Company is successful in selling products as a result of these relationships, any material increase in the Company's indirect sales as a percentage of total revenues would be likely to adversely affect the Company's average selling prices and gross margins because of the lower unit prices that the Company receives when selling through indirect channels.

     Management of Growth. The Company has recently experienced a period of rapid growth in revenues that has placed significant strains upon its management systems and resources. The Company's ability to compete effectively and to manage future growth, if any, will require the Company to continue to improve its financial and management controls, reporting systems and procedures on a timely basis. The Company has recently hired a significant number of employees, and in order to maintain its ability to grow in the future, the Company will be required to increase significantly its total number of employees and to train and manage its employee work force. There can be no assurance that the Company will be able to do so successfully. The Company's failure to do so could have a material adverse effect upon the Company's business, operating results, financial condition and cash flows.


     Integration of Acquired Businesses. The Company investigates potential candidates for acquisition, joint venture opportunities or other relationships on an ongoing basis. The Company is currently involved in the evaluation of, and discussions with, one or more such candidates. Certain of such acquisitions, including the acquisition of ProMIRA in February 1998, involve the integration of companies that have previously operated independently. There can be no assurance that the Company will be able to integrate these or any future employees or operations effectively or that the Company will realize the expected benefits of these or any future transactions. In addition, there can be no assurance that the Company will not experience the loss of key employees of these or any future acquired operations. The process of integrating acquired employees and operations into the Company might result in unanticipated operational difficulties and expenditures. In addition, there can be no assurance that the anticipated benefits of any specific acquisition will be realized.


     International Operations. The Company is currently conducting operations in a number of countries in Europe, Asia and South America and plans to conduct operations in additional regions outside the United States, which will require significant management attention and financial resources and could adversely affect the Company's operating margins. The Company plans to accelerate the growth of, and increase its investment in, its international operations. There can be no assurance that the Company will be able to generate, maintain or increase demand for the Company's products in new geographic markets. Certain risks are inherent in international operations. The majority of the Company's contracts are denominated in U.S. currency. Most of the revenues from sales outside the United States have been denominated in foreign currencies, typically the local currency of the Company's business unit. The Company anticipates that the proportion of its revenues denominated in foreign currencies will increase. A decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from foreign currency translations. In connection with transactions denominated in foreign currency, the Company has taken steps to minimize the risks associated with such foreign currency in the past and might take such steps in similar circumstances in the future. With respect to the Company's international sales that are U.S. dollar-denominated, currency fluctuations could make the Company's products and services less price competitive. The Company's international sales and operations might be adversely affected by the imposition of government controls, political and economic instability, difficulties in staffing and managing international operations and general economic and currency exchange rate conditions in foreign countries.

     Lack of Product Diversification. The Company's future results depend on continued market acceptance of supply chain management software and services as well as the Company's ability to continue to adapt and modify this software to meet the evolving needs of its prospects and customers. Any reduction in demand or increase in competition in the market for supply chain management software products could have a material adverse effect on the Company's business, operating results, financial condition and cash flows.

     Dependence Upon Key Personnel. The loss of the services of one or more of the Company's executive officers could have a material adverse effect on the Company's business, operating results and financial condition. The Company does not have employment contracts with any of its executive officers and does not maintain key person insurance. There can be no assurance that the Company will be able to retain its key personnel. The Company's future success also depends on its continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company can attract, assimilate or retain such personnel in the future.

     Intellectual Property and Proprietary Rights. The Company regards its software as proprietary and relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions, technical measures and other methods to protect its proprietary rights in its products. There can be no assurance that these protections will be adequate to protect its proprietary rights or that the Company's competitors will not independently develop products that are substantially equivalent or superior to the Company's products. In addition, the laws of certain countries in which the Company's products are or may be licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Although the Company believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company.

     Possible Volatility of Stock Price. Factors such as announcements of new products or technological innovations by the Company or its competitors, as well as quarterly variations in the Company's operating results, may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in recent years has experienced price and volume fluctuations which have particularly affected the market prices of many high technology stock issues and which have often been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations, as well as general economic conditions, may adversely affect the market price of the Common Stock.

     Anti-Takeover Protections. The Company's Certificate of Incorporation and Amended and Restated By-Laws (the "By-Laws") contain provisions which may be deemed to be "anti-takeover" in nature or effect in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another person by means of a tender offer, merger, proxy contest or similar transaction. The Certificate of Incorporation authorizes the issuance, without shareholder approval, of up to

4,620,253 shares of "blank check" preferred stock, with such designations, rights, preferences, privileges and restrictions, including voting rights, of such shares as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could materially adversely affect the voting power or other rights of the holders of the Common Stock (including those of the purchasers in the Offering). Holders of the Common Stock issued and sold in the Offering will have no preemptive rights to subscribe for a pro rata portion of preferred stock or any other capital stock which may be issued by the Company. In the event of issuance, such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions."

     The By-Laws provide that the Board of Directors is divided into three classes and for the staggered election of directors to serve for three-year terms. Each director is subject to removal only for cause upon the vote of at least 67% of the outstanding shares of Common Stock. Furthermore, the Company is subject to certain anti-takeover provisions of the General Corporation Law of Delaware. The existence of these provisions would be expected to have an anti-takeover effect, including possibly discouraging takeover attempts that might result in a premium over the market price for the Common Stock. See "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions."


     Shares Eligible for Future Sale. Sales of a substantial amount of shares of Common Stock in the public market after the registration of shares effected by this Registration Statement could adversely affect the market price of the Common Stock. At March 27, 1998, the Company had 25,663,244 shares of Common Stock outstanding. Of such shares, 1,550,000 shares were issued on February 13, 1998, in connection with the acquisition by a subsidiary of the Company of all of the capital stock of ProMIRA. (See "Recent Development.") Such shares constitute all of the shares covered by this Prospectus; however, a total of 794,549 shares are subject to either certain lock-up restrictions or are held in escrow to secure potential claims by the subsidiary for indemnification and will not be eligible for resale for periods generally ranging from one to two years after issuance. (See "Plan of Distribution.")



     At March 27, 1998, there were a total of 7,062,783 registered shares of Common Stock reserved for issuance upon exercise of outstanding stock options and options that may be granted in the future under the Company's stock option plans or for issuance under the Company's Employee Stock Purchase Plan.


                                USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of the Shares offered hereby. The Selling Stockholders will receive all of the net proceeds from the sale of the Shares which they respectively own.


                               RECENT DEVELOPMENT


     As previously reported by the Company in its Current Report on Form 8-K dated February 13, 1998, on February 13, 1998, the Company, through its indirect, wholly-owned subsidiary, Manugistics Nova Scotia Company ("Manugistics Nova Scotia"), a Nova Scotia unlimited company, acquired all of the capital stock of ProMIRA, then based in Ottawa, Ontario (such transaction being referred to as the "Acquisition") pursuant to a certain Stock Purchase Agreement dated as of February 13, 1998, by and among Manugistics Nova Scotia, ProMIRA and each of the Selling Stockholders (the "Stock Purchase Agreement"). ProMIRA is a provider of supply chain planning tools for manufacturers of complex products in industries such as high-technology, electronics and motor vehicles and parts. Effective March 1, 1998, ProMIRA was amalgamated with Manugistics Nova Scotia under the name Manugistics Canada Company.


     In connection with the purchase and sale of such ProMIRA capital stock and the cancellation of outstanding options to purchase ProMIRA stock, Manugistics Nova Scotia paid or delivered to or for the benefit of the holders of ProMIRA capital stock and options (the "ProMIRA Sellers") the following: (a) cash in the aggregate amount of $5,300,000 (Cdn. $7,633,330) and (b) an aggregate of 1,550,000 Shares. In addition, the Company issued to certain ProMIRA Sellers options to purchase a total of 78,379 shares of Common Stock. The Shares and options were issued pursuant to exemptions from registration available under the Securities Act; the Shares are covered by this Prospectus. The ProMIRA Sellers constitute the initial Selling Stockholders under this Prospectus.



     Of the 1,550,000 Shares issued in connection with the Acquisition, a total of 755,451 Shares (the "Distributable Shares") were issued to a paying agent for direct transfer to the ProMIRA Sellers following the Closing (with the exception of certain of the Distributable Shares withheld by the paying agent in connection with United States and Canadian withholding tax obligations). The Distributable Shares generally will be eligible to be resold in the public markets upon the effectiveness of the Registration Statement of which this Prospectus is a part. The remaining 794,549 Shares are subject to either certain lock-up restrictions or are held in escrow to secure potential claims by Manugistics Nova Scotia for indemnification under the Stock Purchase Agreement and will not be eligible for resale for certain periods generally ranging from one to two years commencing February 13, 1998. (See "The Plan of Distribution.")

                              SELLING STOCKHOLDERS


     This Prospectus is to be used in connection with the sale by the Selling Stockholders of a total of up to 1,550,000 shares of Common Stock. The Shares to be sold by the Selling Stockholders were issued to the Selling Stockholders prior to the date of this Prospectus pursuant to a Stock Purchase Agreement dated as of February 13, 1998, by and among Manugistics Nova Scotia, ProMIRA and each of the Selling Stockholders, as previously disclosed in the Company's Current Report on Form 8-K dated February 13, 1998. The Shares were issued in transactions exempt from the registration requirements of the Securities Act pursuant to either Regulation D or Regulation S thereunder.



     The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by the Selling Stockholders as of March 27, 1998; each Selling Stockholder owned less than one percent of the shares of Common Stock then outstanding, with the exception of Wexford Insight Canada, L.P., which owned approximately 1.3% of the shares then outstanding. The Shares being offered by this Prospectus constitute all of the shares of Common Stock acquired by the Selling Stockholders in the Acquisition. With the exception of one Selling Stockholder, each Selling Stockholder owns only those shares of Common Stock which were acquired by such Selling Stockholder in the Acquisition. (See Note 4 to the table below.) It is assumed that all of the Shares being offered by this Prospectus will be sold; however, each of the Selling Stockholders has the right to reduce the number of Shares offered for sale or to otherwise decline to sell any or all of the Shares registered hereunder. To the best of the Company's knowledge, none of the Selling Stockholders has held any office or maintained any material relationship with the Company or its affiliates over the past three years, except as set forth in the notes to the table below with respect to certain individuals who are officers of Manugistics Canada Company, an indirect, wholly-owned subsidiary of the Company.



                      NAME OF SELLING                         NUMBER OF SHARES OWNED
                        STOCKHOLDER                           PRIOR TO THE OFFERING
                      ---------------                         ----------------------
Insight Venture Partners I, L.P.............................         165,547
Wexford Insight Canada, L.P.................................         331,092
Arca Investments Inc........................................          96,249
Capital d'Amerique CDPQ Inc.................................          34,439
CBC Pension Board of Trustees...............................          82,403
Canadian Imperial Bank of Commerce..........................          61,988(1)
Hospitals of Ontario Pension Plan...........................         117,017(2)
McGill University Pension Fund..............................          27,514
Molson Breweries Pension Plan...............................          11,018(3)
Molson Companies Pension Plan...............................           2,754(3)
Association de bienfaisance et de retraite des policiers de
  la Communaute urbaine de Montreal.........................          61,776
Ontario Hydro in Trust for the Pension Fund.................          34,439
Sun Life Assurance Company of Canada........................          41,113
University of Guelph Pension Plan...........................          61,776(2)
Altacap Investors Inc.......................................         118,517
Jose Alamo..................................................             296
Dan Allen...................................................           1,182
Jason Alward................................................           2,365
Rodney Anderson.............................................             591
Kathi Armour................................................           1,182
Chris Bathory...............................................           1,182
Steve Baxter................................................           2,365
Lee Boal....................................................             296
Ingrid Bongartz.............................................             296
Carlo Bossio................................................           3,156(4)
Donald Burrows..............................................           5,911
Andy Carlson................................................           1,182
Bob Carlson.................................................           1,182
Janet Casselman.............................................           2,956
Robin Clouthier.............................................           1,182
Miriam Connolly.............................................             148
Todd Dafoe..................................................             148
Sara Davey..................................................             148

                      NAME OF SELLING                         NUMBER OF SHARES OWNED
                        STOCKHOLDER                           PRIOR TO THE OFFERING
                      ---------------                         ----------------------
Gary Davies.................................................           4,315
Cory Desjardins.............................................             236
Dereck Dick.................................................             148
Robert DiCristina...........................................           4,656(5)
Charles Dumouchel...........................................             148
Mike Gaudet.................................................           3,547
Leo Harmon..................................................           5,616
Derek Hoffman...............................................             591
The Horne Family Trust......................................           4,729
Colleen Horne...............................................           2,956
Kelly Horne.................................................           4,729(6)
Martin Horne................................................          32,218(7)
Ron Horne...................................................           4,138(8)
Teresa Horne................................................           4,434(9)
Jan Huus....................................................           5,912
Marvin Jensen...............................................           2,956
Dan Kniska..................................................           2,365
Robert MacMillan............................................           2,956
Brett McAteer...............................................           8,276(10)
Jean McAteer................................................           3,547(11)
Bob McCallum................................................           5,911
Dan McCarthy................................................          11,823(12)
Linda McCarthy..............................................           5,911(13)
Scott Macdonald.............................................          17,734(14)
Dusko Misic.................................................             148
Isabel Pedersen.............................................           5,911
Sinisa Removic..............................................             148
Mike Riley..................................................             473
Gilles Rioux................................................             296
Jody Royer..................................................           2,661
Mike Ryan...................................................           4,729
Isabelle Saint-Laurent......................................             591
Barry Sexton................................................          15,370(15)
Melissa Sexton..............................................           2,364(16)
Joseph Simmons..............................................             236
Daniel Sivret...............................................             236
Tim Tanner..................................................           1,183
Sirpa Tarssanen.............................................           2,365
Susan Taylor................................................             296
Dominic Thomas..............................................             236
Loren Thompson..............................................           2,365
Laura Traplin...............................................           5,911(17)
Steve Traplin...............................................          11,823(18)
Lois Turk...................................................          17,734(19)(20)
Peter Turk..................................................          17,734(19)(21)
Peter and Lois Turk in Trust for Matthew Turk...............           8,867
Peter and Lois Turk in Trust for Timothy Turk...............           8,867
Bert van Galder.............................................           2,956
Laura Vidalis...............................................           5,911
Marriam Wahab...............................................             591
Kai Wang....................................................             236
Brad Whitmore...............................................           2,956
Craig Wibby.................................................           2,365
Dana Williams...............................................           4,729
Keith Wright................................................           3,547
Hie Jung Yoon...............................................           2,955
Harley Young................................................             148

---------------
 (1) Shares registered in the name of its nominee, Gee & Co.

 (2) Shares registered in the name of its nominee, The Canada Trust Company.

 (3) Shares registered in the name of its nominee, Royal Trust Corporation of Canada.


 (4) Includes 200 shares acquired by Mr. Bossio prior to the Acquisition and which are not registered for sale under this Prospectus.


 (5) Includes 4,641 shares registered in the name of Smith Barney IRA c/f Robert DiCristina.

 (6) Excludes 32,218 shares beneficially owned by her spouse, Martin Horne, and 4,729 shares beneficially owned by The Horne Family Trust, as to which she disclaims any beneficial interest.


 (7) Includes 7,094 shares registered in the name of RBC Dominion Securities ITF Martin Horne. Excludes 4,729 shares beneficially owned by his spouse, Kelly Horne, and 4,729 shares beneficially owned by The Horne Family Trust, as to which he disclaims any beneficial interest. Mr. Horne is Vice President - High Technology and Marketing of Manugistics Canada Company.


 (8) Excludes 4,434 shares beneficially owned by his spouse, Teresa Horne, as to which he disclaims any beneficial interest.

 (9) Excludes 4,138 shares beneficially owned by her spouse, Ron Horne, as to which she disclaims any beneficial interest.

(10) Includes 2,542 shares registered in the name of RBC Dominion Securities ITF Brett McAteer. Excludes 3,547 shares beneficially owned by his spouse, Jean McAteer, as to which he disclaims any beneficial interest.

(11) Excludes 8,276 shares beneficially owned by her spouse, Brett McAteer, as to which she disclaims any beneficial interest.


(12) Includes 6,503 shares registered in the name of RBC Dominion Securities ITF Dan McCarthy. Excludes 5,911 shares beneficially owned by his spouse, Linda McCarthy, as to which he disclaims any beneficial interest. Mr. McCarthy was Vice President - Finance and Administration of Manugistics Canada Company until March 1998.


(13) Excludes 11,823 shares beneficially owned by her spouse, Dan McCarthy, as to which she disclaims any beneficial interest.


(14) Mr. Macdonald is Vice President - Regional Sales of Manugistics Canada Company.



(15) Includes 4,729 shares registered in the name of RBC Dominion Securities ITF Barry Sexton. Excludes 2,364 shares beneficially owned by his spouse, Melissa Sexton, as to which he disclaims any beneficial interest.



(16) Excludes 15,370 shares beneficially owned by her spouse, Barry Sexton, as to which she disclaims any beneficial interest.



(17) Excludes 11,823 shares beneficially owned by her spouse, Steve Traplin, as to which she disclaims any beneficial interest.



(18) Includes 5,841 shares registered in the name of Laurentian Bank of Canada ITF Stephen A. Traplin. Excludes 5,911 shares beneficially owned by his spouse, Laura Traplin, as to which he disclaims any beneficial interest. Mr. Traplin is Vice President - Market Development of Manugistics Canada Company.



(19) Excludes 8,867 shares beneficially owned by Peter and Lois Turk in Trust for Matthew Turk and 8,867 shares beneficially owned by Peter and Lois Turk in Trust for Timothy Turk, as to which Peter Turk and Lois Turk disclaim any beneficial interest.



(20) Excludes 17,734 shares beneficially owned by her spouse, Peter Turk, as to which she disclaims any beneficial interest.



(21) Excludes 17,734 shares beneficially owned by his spouse, Lois Turk, as to which he disclaims any beneficial interest.

                              PLAN OF DISTRIBUTION


     In accordance with the terms of the Stock Purchase Agreement, the Company and the ProMIRA Sellers entered into a Registration Rights Agreement dated February 13, 1998, which required the Company to register the Shares for resale under the Securities Act at the Company's expense. The Company must keep the Registration Statement, of which this Prospectus is a part, effective at least until the first to occur of: (i) the sale of all of the Shares pursuant to such Registration Statement; (ii) the eligibility of the Shares to be sold pursuant to Rule 144(k) under the Securities Act; or (iii) 36 months following the closing of the Acquisition on February 13, 1998 (the "Closing"). The ProMIRA Sellers may, subject to certain limited exceptions, sell or otherwise transfer Shares only pursuant to this Prospectus or in accordance with the provisions of Rule 144(k) under the Securities Act. Under the Registration Rights Agreement, the Company and the ProMIRA Sellers have agreed to indemnify each other for certain liabilities arising from violations of securities laws in connection with the registration and sale of the Shares.



     All of the 1,550,000 Shares issued in connection with the Acquisition are covered by this Prospectus. Of these Shares, a total of 755,451 Shares (the "Distributable Shares") were issued to a paying agent for direct transfer to the ProMIRA Sellers following the Closing (with the exception of certain of the Distributable Shares withheld by the paying agent in connection with United States and Canadian withholding tax obligations, which Shares may be resold under this Prospectus for the purpose of satisfying such withholding obligations, if any). Under the terms of the Registration Rights Agreement, the Distributable Shares will be eligible to be resold upon the effectiveness of the Registration Statement of which this Prospectus is a part.



     In addition, a total of 309,997 Shares (the "Escrow Shares") were delivered upon Closing to an escrow agent to secure potential indemnification claims of Manugistics Nova Scotia (presently Manugistics Canada Company) and certain related persons under the Stock Purchase Agreement. To the extent that Escrow Shares are not subject to indemnification claims on the various dates when distribution is to occur, approximately 50% of the Escrow Shares will be distributed to the ProMIRA Sellers on the first anniversary of the Closing and the remaining Escrow Shares will be distributed to the ProMIRA Sellers on the second anniversary of the Closing. The Escrow Shares will be eligible to be resold upon their release from escrow.


     Finally, a total of 484,552 Shares (the "Custodian Shares") were delivered at Closing to a custodian, of which 432,065 Shares are not subject to forfeiture and are to be held for periods ranging from fifteen months to twenty-four months after the Closing. Specifically, 25% of the Custodian Shares will be released to the ProMIRA Sellers fifteen months following the Closing, and an additional 25% of such shares will be released each third month thereafter until all such shares have been released by the custodian. A total of 52,487 of the Custodian Shares issued for the benefit of ProMIRA Sellers who were expected to remain as employees of the Company or its subsidiaries following the Closing are subject to forfeiture if the employee voluntarily resigns his employment, or if his employment is terminated for cause within certain periods ranging from one year to two years following the Closing. The Custodian Shares will be eligible to be resold pursuant to this Prospectus upon their release by the custodian.


     The majority of the ProMIRA Sellers are citizens of and/or residents of Canada. There will be an exemption from otherwise applicable resale restrictions imposed by Canadian provincial securities laws if a resale involves the sale of Shares with an aggregate sales price of not less than $150,000 (Cdn.) ($97,000 (Cdn.) in the case of Alberta resident shareholders). For resales involving the sale of Shares with an aggregate sales price of less than $150,000 (Cdn.), there will generally be a further exemption from resale restrictions for Ontario resident shareholders if the resale is effected on Nasdaq (or on such other non-Canadian stock exchange on which the Company's Common Stock is then traded) and the Quebec Securities Commission has granted a discretionary exemption which permits Quebec resident shareholders to effect such resales outside of Quebec. On March 27, 1998, a single ProMIRA Seller owning 96,000 Shares was an Alberta resident. Application has been made to the Alberta Securities Commission for a discretionary exemption for Alberta resident shareholders with respect to the sales of Shares with an aggregate sales price less than $97,000 (Cdn.). If such discretionary exemption is not granted, resales by Alberta resident shareholders of Shares with aggregate sales prices below the aforementioned threshold could be effected only in the event that certain other statutory exemptions were available.

     The Common Stock is presently listed for trading on The Nasdaq Stock Market. The sale of the Shares offered hereunder is not being underwritten. The Selling Stockholders may sell the Shares covered by this Prospectus from time to time on The Nasdaq Stock Market, at market prices then prevailing or in private transactions on negotiated terms or otherwise. There will be no charges or commissions paid to the Company by the Selling Stockholders in connection with the issuance of the Shares. It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders upon sale of the Common Stock offered hereby. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed underwriting commissions under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.002 per share, and 4,620,253 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK


     At March 27, 1998, there were 25,663,244 shares of Common Stock issued and outstanding and a total of approximately 7,062,783 shares of Common Stock reserved for issuance upon exercise of outstanding stock options and options that may be granted in the future under the Company's stock option plans or for issuance under the Company's Employee Stock Purchase Plan.



     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock, as such, have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock (including the Shares) are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue from time to time.


PREFERRED STOCK

     The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 4,620,253 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions on the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company.

     There are no shares of Preferred Stock issued and outstanding. The Company has no plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware, as amended (the "Delaware GCL"). Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions either caused by the interested stockholder or resulting in a financial benefit to the interested stockholder which is not shared pro rata with the other stockholders of the Company. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The statute contains provisions enabling a corporation to avoid the statute's restrictions if stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or by-laws to avoid the restrictions. The Company has not and does not currently intend to "elect out" of the application of this statute.

     The Certificate of Incorporation contains certain provisions permitted under the Delaware GCL which eliminate the personal liability of directors for monetary damages for a breach of the director's fiduciary duty, except for: (i) breach of a director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends, stock purchase or stock redemption, or (iv) any transaction from which the director derives any improper personal benefit. The Certificate of Incorporation and By-Laws also contain provisions indemnifying the Company's directors, officers and employees to the fullest extent permitted by the Delaware GCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors, officers and employees. The Certificate of Incorporation provides that a director's liability shall be eliminated or limited to the fullest extent permitted by the Delaware GCL, as amended from time to time.

     The By-Laws provide for the division of the Board of Directors into three classes as nearly equal in number as possible with staggered three-year terms. The classification of the Board of Directors could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company. Any director may be removed only for cause and only by the vote of at least 67% of the shares entitled to vote for the election of directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston EquiServe, Canton, Massachusetts.

                                 LEGAL MATTERS


     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Dilworth Paxson LLP, Philadelphia, Pennsylvania. Joseph
H. Jacovini, Chairman and a member of Dilworth Paxson LLP, is a director of the Company and the owner of 62,000 shares of Common Stock (including 4,000 shares held by his spouse) and presently exercisable options to purchase 12,664 shares of Common Stock. Other members of Dilworth Paxson LLP own a total of approximately 3,300 shares of Common Stock.


                                    EXPERTS

     The financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended February 28, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The financial statements of ProMIRA Software Inc. incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K dated February 13, 1998, have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No person has been authorized in connection with the offering made hereby to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not relate to any securities other than those described herein or constitute an offer to sell, or the solicitation of an offer to buy, securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                            ------------------------

            TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Prospectus Summary....................    3
Certain Forward-Looking Statements....    5
Risk Factors..........................    6
Use of Proceeds.......................   10
Recent Development....................   10
Selling Stockholders..................   12
Plan of Distribution..................   15
Description of Capital Stock..........   16
Legal Matters.........................   17
Experts...............................   17






                                1,550,000 SHARES

                            [MANUGISTICS GROUP LOGO]
                                  COMMON STOCK
                            ------------------------

                              P R O S P E C T U S

                            ------------------------
                                            , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred by the Registrant in connection with the registration of the shares of Common Stock being made hereby.

SEC Registration Fee........................................  $ 17,947
Nasdaq National Market Listing Fee..........................    17,500
Printing Expenses...........................................    18,000*
Legal Fees and Expenses.....................................    25,000*
Accountants' Fees and Expenses..............................    17,000*
Transfer Agent..............................................    10,000*
Miscellaneous...............................................     4,553*
                                                              --------
          Total.............................................  $110,000
                                                              ========

---------------
* Represents the Company's estimate of such expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware GCL"), which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware GCL, the Company shall indemnify each of its directors and officers against expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of a quorum of disinterested members of the Board of Directors, independent legal counsel or the stockholders of the Company.

     The Company's Certificate of Incorporation states that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit a director's liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware GCL, or for any transaction from which the director derived an improper personal benefit.

     The Company's By-Laws further provide that the Company shall indemnify its officers, directors and employees to the fullest extent permitted by law. The By-Laws also permit the Company to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the foregoing provision of the By-Laws. The Company maintains such insurance.

ITEM 16.  EXHIBITS.


     The exhibits marked by an asterisk are filed with this Amendment No. 1. All other exhibits have been previously filed or are incorporated herein by reference.



EXHIBIT NO.                              DESCRIPTION
-----------                              -----------
     4.1         Amended and Restated Certificate of Incorporation of the
                 Company(1)
     4.1(a)      Certificate of Retirement and Elimination (relating to the
                 Series A and Series B preferred stock of the Company)(2)
     4.1(b)      Certificate of Amendment to Amended and Restated Certificate
                 of Incorporation of the Company (effective July 29, 1997)(3)
     4.2         Amended and Restated By-Laws of the Company(4)
     4.3         Registration Rights Agreement dated February 13, 1998(5)
     5           Opinion of Dilworth Paxson LLP
   *23.1         Consent of Deloitte & Touche LLP
   *23.2         Consent of Deloitte & Touche
    23.3         Consent of Dilworth Paxson LLP(6)
    24           Powers of Attorney of certain officers and directors of the
                 Company(7)


     --------------------
     (1) Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-65312).
     (2) Incorporated by reference to Exhibit 4.1(a) to the Company's Registration Statement on Form S-3 (Reg. No. 333-31949).
     (3) Incorporated by reference to Exhibit 4.1(b) to the Company's Registration Statement on Form S-3 (Reg. No. 333-31949).
     (4) Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Reg. No. 33-65312).
     (5) Incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated February 13, 1998.
     (6) Included in Exhibit 5.
     (7) Included in the signature page to this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby further undertakes that:

          (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby further undertakes that:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on March 31, 1998.



                                          MANUGISTICS GROUP, INC.

                                          By:       /s/ PETER Q. REPETTI
                                            ------------------------------------


                                                      PETER Q. REPETTI
                                                 Senior Vice President and
                                                  Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                       TITLE                       DATE
                  ---------                                       -----                       ----
                      *                            Chief Executive Officer, President    March 31, 1998
---------------------------------------------        and Chairman of the Board of
              WILLIAM M. GIBSON                      Directors
                                                     (Principal executive officer)

            /s/ PETER Q. REPETTI                   Senior Vice President and Chief       March 31, 1998
---------------------------------------------        Financial Officer
              PETER Q. REPETTI                       (Principal financial officer and
                                                     principal accounting officer)

                      *                            Director                              March 31, 1998
---------------------------------------------
                JACK A. ARNOW

                      *                            Director                              March 31, 1998
---------------------------------------------
              J. MICHAEL CLINE

                      *                            Director                              March 31, 1998
---------------------------------------------
                LYNN C. FRITZ

                      *                            Director                              March 31, 1998
---------------------------------------------
             JOSEPH H. JACOVINI

                      *                            Director                              March 31, 1998
---------------------------------------------
              WILLIAM G. NELSON

                      *                            Director                              March 31, 1998
---------------------------------------------
              THOMAS A. SKELTON

       *By:       /s/ PETER Q. REPETTI
   --------------------------------------
              PETER Q. REPETTI
             as Attorney-in-Fact

                                 EXHIBIT INDEX


     The exhibits marked by an asterisk are filed with this Amendment No. 1. All other exhibits have previously been filed or are incorporated herein by reference.



EXHIBIT NO.                              DESCRIPTION                           PAGE
-----------                              -----------                           ----
     4.1         Amended and Restated Certificate of Incorporation of the
                 Company(1)..................................................
     4.1(a)      Certificate of Retirement and Elimination (relating to the
                 Series A and Series B preferred stock of the Company)(2)....
     4.1(b)      Certificate of Amendment to Amended and Restated Certificate
                 of Incorporation of the Company (effective July 29,
                 1997)(3)....................................................
     4.2         Amended and Restated By-Laws of the Company(4)..............
     4.3         Registration Rights Agreement dated February 13, 1998(5)....
     5           Opinion of Dilworth Paxson LLP..............................
   *23.1         Consent of Deloitte & Touche LLP............................
   *23.2         Consent of Deloitte & Touche................................
    23.3         Consent of Dilworth Paxson LLP(6)...........................
    24           Powers of Attorney of certain officers and directors of the
                 Company(7)..................................................


     --------------------
     (1) Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-65312).
     (2) Incorporated by reference to Exhibit 4.1(a) to the Company's Registration Statement on Form S-3 (Reg. No. 333-31949).
     (3) Incorporated by reference to Exhibit 4.1(b) to the Company's Registration Statement on Form S-3 (Reg. No. 333-31949).
     (4) Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Reg. No. 33-65312).
     (5) Incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated February 13, 1998.
     (6) Included in Exhibit 5.
     (7) Included in the signature page to this Registration Statement.